As Filed with the Securities and Exchange Commission on October 10, 1997
                                                    Registration No. 333-
                                                                         -------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        APPLIED CELLULAR TECHNOLOGY, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    MISSOURI
--------------------------------------------------------------------------------
          (State or other jurisdiction of incorporation or organization)

                                   43-1641533
--------------------------------------------------------------------------------
                     (I.R.S. Employer Identification No.)

                         James River Professional Center
                    Highway 160 & CC, Suite 5, P.O. Box 2067
                              Nixa, Missouri 65714
                                 (417) 725-9888
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Richard J. Sullivan
                         James River Professional Center
                    Highway 160 & CC, Suite 5, P.O. Box 2067
                              Nixa, Missouri 65714
                                 (417) 725-9888
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:

                             Denis P. McCusker, Esq.
                                 Bryan Cave LLP
                             One Metropolitan Square
                         211 North Broadway, Suite 3600
                         St. Louis, Missouri 63102-2750
                                 (314) 259-2000

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
================================================================================================================

   Title of each class of        Amount to be        Proposed maximum      Proposed maximum         Amount of
securities to be registered       registered        offering price per    aggregate offering    registration fee
                                                         unit(1)               price(1)
============================= ==================== ===================== ====================== ================
  Common Stock, $.001 par
      value per share          8,858,516 shares          $9.5625              $83,048,588            $25,166
================================================================================================================

(1) Pursuant to Rule 457(b), the proposed offering price and registration fee have been calculated on the basis of the average of the high and low trading prices for the Common Stock on October 9, 1997 as reported on the Nasdaq Small-Cap Market.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                  SUBJECT TO COMPLETION, DATED OCTOBER 10, 1997

                             PRELIMINARY PROSPECTUS

                                8,858,516 Shares

                                [CORPORATE LOGO]

                                  Common Stock
                               ------------------

     This Prospectus relates to the proposed sale from time to time of up to 8,858,516 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of Applied Cellular Technology, Inc., a Missouri corporation (the "Company"), in the amount and in the manner and on terms and conditions described herein, by the Selling Shareholders. See "Selling Shareholders." The Selling Shareholders may sell the Shares in one or more transactions (which may include "block transactions") on the Nasdaq Small-Cap Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of Shares for whom they may act as agent or to whom they may sell as principals, or both. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution" and "Selling Shareholders." The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders and will bear all the expenses incurred in connection with registering this offering of the Shares.

     The Shares have been or will be issued by the Company from time to time (a) in various acquisition transactions, (b) in consideration for services rendered to the Company or (c) on exercise of warrants previously issued by the Company, all as described herein. See "Selling Shareholders." The registration of the Shares has been effected pursuant to agreements entered into by the Company with the Selling Shareholders. Although such registration will allow the sale of the Shares by the Selling Shareholders from time to time as described herein, the Company believes that the Selling Shareholders do not currently intend to sell all or substantially all of the Shares.

     The Common Stock of the Company is listed on the Nasdaq Small-Cap Market under the symbol "ACTC." On October 9, 1997, the last reported sale price of the Common Stock on the Nasdaq Small-Cap Market was $9.562 per share. See "Price Range of Common Stock."
                           --------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 4 IN THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                           --------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------

               The date of this Prospectus is            , 1997.
                                              -----------

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov. Quotations relating to the Company's Common Stock appear on the Nasdaq Small-Cap Market, and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

               (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (filed on March 31, 1997);

               (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (filed on May 13, 1997);

               (3) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (filed on August 13, 1997);

               (4) the Company's Current Report on Form 8-K filed on February 3, 1997;

               (5) the Company's Current Report on Form 8-K filed on February 19, 1997;

               (6) the Company's Current Report on Form 8-K filed on April 2, 1997;

               (7) the Company's Current Report on Form 8-K filed on April 11, 1997;

               (8) the Company's Current Report on Form 8-K filed on April 15, 1997; and

               (9) the Company's Registration Statement on Form 8-A filed on May 5, 1995, registering the Company's Common Stock under Section 12(g) of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first class mail without charge to each person to whom this Prospectus is delivered, upon written or oral request by such person to Applied Cellular Technology, Inc., James River Professional Center, Highway 160 & CC, Suite 5, P.O. Box 2067, Nixa, Missouri 65714; Attention: Kay Langsford, Corporate Controller (telephone: (417) 725-9888.)

     No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                  RISK FACTORS

     In addition to the other information contained herein, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of the Common Stock offered hereby.

Uncertainty of Future Financial Results

     While the Company has been profitable for the last two fiscal years, future financial results are uncertain. There can be no assurance that the Company will continue to be operated in a profitable manner. Profitability depends upon many factors, including the success of the Company's various marketing programs, the maintenance or reduction of expense levels and the ability of the Company to successfully coordinate the efforts of the different segments of its business.

Future Sales of and Market for the Shares

     As of September 30, 1997, the Company has 16,281,849 shares of Common Stock outstanding. The Shares to which this Prospectus relates consist of 6,568,516 outstanding shares of Common Stock subject to certain restrictions on transfer and 1,770,000 shares of Common Stock issuable under currently exercisable warrants at $3.00 per share. Since January 1, 1997, the Company has issued an aggregate of 10,483,148 shares of common stock, of which 6,286,053 shares were issued in acquisitions, 2,000,000 shares were issued on exercise of warrants, 1,354,167 shares were issued on conversion of 100,000 shares of the Company's Preferred Stock, 495,928 shares were issued for services rendered, 175,000 were sold to officers of the Company or its subsidiaries, and 172,000 were issued in private placement transactions.

     Management of the Company anticipates that the Company will continue to effect acquisitions and contract for certain services primarily through the issuance of Common Stock or other equity securities of the Company. Such issuances of additional securities may be viewed as being dilutive of the value of the Common Stock in certain circumstances and may have an adverse impact on the market price of the Common Stock.

Risks Associated with Acquisitions and Expansion

     The Company has engaged in a continuing program of acquisitions of other businesses which are considered to be complementary to the lines of business carried on by the Company, and it is anticipated that such acquisitions will continue to occur. As of June 30, 1997, the total assets of the Company were approximately $51 million. As of December 31, 1996, the total assets of the Company were approximately $33 million, compared to approximately $4 million at the end of 1995. Net operating revenues for the six month period ended June 30, 1997 were approximately $43 million. Net operating revenues for 1996 were approximately $20 million, compared with $2.3 million in 1995 and $0.3 million in 1994. Managing these dramatic changes in the scope of the business of the Company will present ongoing challenges to management, and there can be no assurance that the Company's operations as currently structured, or as affected by future acquisitions, will be successful. The businesses acquired by the Company may require substantial additional capital, and there can be no assurance as to the availability of such capital when needed, nor as to the terms on which such capital might be made available to the Company. It is the Company's policy to retain existing management of acquired companies and to allow the new subsidiary to continue to operate in the manner which has resulted in its success in the past, under the overall supervision of senior management of the Company. Accordingly, the success of the operations of these subsidiaries will depend, to a great extent, on the continued efforts of the management of the acquired companies.

Competition

     Each segment of the Company's business is highly competitive, and it is expected that competitive pressures will continue. Many of the Company's competitors have far greater financial and other resources than the Company. The areas which the Company has identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States. There can be no assurance that the Company will have the financial, technical, marketing and other resources required to compete successfully in this environment in the future.

Dependence on Key Individuals

     The future success of the Company is highly dependent upon the Company's ability to attract and retain qualified key employees. The Company is organized with a small senior management team, with each of its separate operations under the day-to-day control of local managers. If the Company were to lose the services of any members of its central management team, the overall operations of the Company could be adversely affected, and the operations of any of the individual facilities of the Company could be adversely affected if the services of the local managers should be unavailable.

Lack of Dividends on Common Stock

     The Company does not have a history of paying dividends on its Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. The Company intends to use any earnings which may be generated to finance the growth of the Company's businesses. The Board of Directors has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences as to payment of dividends.

Potential Conflicts of Interests

     Mr. Richard Sullivan, the Chief Executive Officer of the Company, is also Chairman of Great Bay Technology, Inc. and Managing General Partner of the Bay Group. Both these companies conduct business with the Company, and receive compensation from the Company for various services, including assistance in identifying potential acquisition candidates and in negotiating acquisition transactions. The relationships among such companies, Mr. Sullivan and the Company may involve conflicts of interest.

Possible Volatility of Stock Price

     The Common Stock is quoted on the Nasdaq Small-Cap Market, which stock market has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as the significant changes to the business of the Company resulting from continued acquisitions and expansions, quarterly fluctuations in the financial results of the Company, shortfalls in earnings or sales below analyst expectations, changes in the performance of other companies in the same market sectors as the Company and the performance of the overall economy and the financial markets could cause the price of the Common Stock to fluctuate substantially.

Forward-Looking Statements and Associated Risk

     This Prospectus, including the information incorporated herein by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding, among other items, (i) the Company's growth strategies, (ii) anticipated trends in the Company's business and demographics and (iii) the Company's ability to successfully integrate the business operations of recently acquired companies. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, regulatory, competitive or other economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will be accurate.

                                   THE COMPANY

     The Company is a diversified technology company, operating predominantly in three industry segments, as follows:

          - The services group (formerly the retail group) installs, sells, services and supports cellular phone and other wireless services, business telephone systems, voice mail and interactive voice response systems, commercial long distance and local telephone services, residential long distance telephone services, digital satellite television services to business and consumer end-users, and computer systems, offering custom and custom-tailored software and hardware systems for manufacturers, wholesales, distributors and field sales and service organizations, and construction and installation of microwave cellular and digital PCS towers.

          - The computer group provides leasing, remarketing, parts-on-demand, consulting and business continuity services for mainframe, midrange and PC systems to industrial, commercial and retail organizations.

          - The manufacturing group manufactures customized analog and digital and off-the-shelf industrial temperature controls and custom analog and digital electrical products, and satellite dish positioning systems.

     The largest part of the Company's current operations are the result of acquisitions completed during the last two years. During 1995, the net operating revenues of the Company were $2.34 million. For 1996, net operating revenues were $19.76 million, of which almost $14 million was from the Company's services segment. Since January 1, 1997, the Company has completed 8 additional acquisitions, of companies whose aggregate net revenues for 1996 were
approximately $        million.
               -------

     The principal office of the Company is located at Highway 160 and CC, Suite 5, Nixa, Missouri 65714, phone 417-725-9888. Satellite corporate offices are located in Amherst, New Hampshire, Cambridge, Massachusetts and St. Louis, Missouri.

     Each operating business is conducted through a separate subsidiary company directed by its own management team, and each subsidiary company has its own marketing and operations support personnel. Each management team reports to the President, who is responsible for overall corporate control and coordination, as well as financial planning. The Chairman is responsible for the overall business and strategic planning of the Company.

                              SELLING SHAREHOLDERS

     The following table sets forth information regarding the ownership of the Common Stock by the Selling Shareholders as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock offered hereby.

     The Shares have been or will be issued by the Company from time to time (a) in various acquisition transactions, (b) in consideration for services rendered to the Company or (c) on exercise of warrants previously issued by the Company, all as described in the footnotes to the following table. The registration of the Shares has been effected pursuant to agreements entered into by the Company with the Selling Shareholders. Although such registration will allow the sale of the Shares by the Selling Shareholders from time to time as described herein, the Company believes that the Selling Shareholders do not currently intend to sell all or substantially all of the Shares.

     The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling shareholders.

                                                                                               Ownership After
                                                                          Number of Shares      the Offering if
                                                Ownership Prior to the      Offered Hereby       all Shares are
           Selling Shareholder                         Offering                                       Sold
--------------------------------------------- -------------------------- -------------------- -------------------
                                                   Shares           %                             Shares   %
                                                   ------          ---                            ------  --

James M. Shaver.........................        1,433,600 (1)       8.80%     1,433,600                0  --
Herman J. Valdez........................          614,400 (1)       3.77%       614,400                0  --
Lee W. Murray...........................           28,800 (2)       *            28,800                0  --
Russell S. Gardner, III.................           28,800 (2)       *            28,800                0  --
Livingston Davies.......................          158,272 (3)       *           158,272                0  --
Livingston Davies Irrevocable Trust.....           78,713 (3)       *            78,713                0  --
John H. Knowles, Jr.....................           87,459 (3)       *            87,459                0  --
Timothy Hilton--Knowles Minority Trust..           10,344 (3)       *            10,344                0  --
John Dillon Knowles Minority Trust......           10,344 (3)       *            10,344                0  --
Cameron LaCroix Knowles Minority Trust..
                                                   10,344 (3)       *            10,344                0  --
Andor Co., Ltd..........................          355,477 (3)       2.18%       355,477                0  --
Robin James Smith--Saville..............          231,970 (4)       1.42%       231,970                0  --
Else Mayland Smith......................            6,058 (4)       *             6,058                0  --
Lawrence Jan Martin Smith...............            9,086 (4)       *             9,086                0  --
Susan Mary Smith........................            9,086 (4)       *             9,086                0  --
Stephen Kingsley Barton.................            2,844 (4)       *             2,844                0  --
Managed Technology Investors............          160,705 (4)       *           160,705                0  --
Geoffrey John Walker....................           37,231 (4)       *            37,231                0  --
Peter Martin Terrell....................            6,058 (4)       *             6,058                0  --
Melvin Barmat...........................              948 (4)       *               948                0  --
Robin Bernard Michaelson................           11,934 (4)       *            11,934                0  --
D. J. Davis.............................            2,226 (5)       *             2,226                0  --
Kevin O'Keefe & Associates..............           10,016 (5)       *            10,016                0  --
Lora R. Steinmann.......................          800,080 (6)       4.91%       800,080                0  --
E. Kurt Steinmann.......................          109,760 (6)       *           109,760                0  --
Dolores L. Franco.......................           30,800 (6)       *            30,800                0  --
Eric J. Steinmann.......................          123,840 (6)       *           123,840                0  --
Lance J. Umbertis.......................          149,040 (6)       *           149,040                0  --
Josef M. Steinman.......................          149,040 (6)       *           149,040                0  --
Lohr N. Bangle..........................            9,200 (6)       *             9,200                0  --
Robert A. Bospflug......................           17,040 (6)       *            17,040                0  --
Scott A. Capistrano.....................           10,000 (6)       *            10,000                0  --
Andrea L. Downs.........................            6,240 (6)       *             6,240                0  --
Craig C. Gibble.........................           16,720 (6)       *            16,720                0  --

                                                            7

Pamela L. Pittman.......................           27,200 (6)       *            27,200                0  --
Gaylord S. Poiry........................            6,000 (6)       *             6,000                0  --
Victor S. Ahern.........................           16,240 (6)       *            16,240                0  --
Arie W. Bos.............................           13,040 (6)       *            13,040                0  --
Patricia A. Miller......................            2,160 (6)       *             2,160                0  --
Heinz J. Steinmann......................           18,000 (6)       *            18,000                0  --
Lance R. Steinmann......................           16,800 (6)       *            16,800                0  --
Daniel P. Wolfe.........................            9,680 (6)       *             9,680                0  --
Randy C. Zachary........................            6,000 (6)       *             6,000                0  --
STC Netcom, Inc. Employees' Trust.......           63,120 (6)       *            63,120                0  --
William A. Forkner......................           35,000 (7)       *            35,000                0  --
William A. Husa.........................           35,000 (7)       *            35,000                0  --
Karen Clement...........................            1,000 (8)       *             1,000                0  --
John Kunish.............................           20,000 (9)       *            20,000                0  --
John McCarthy...........................           20,000 (9)       *            20,000                0  --
Richard J. Sullivan.....................           98,109 (9)(10)   *            98,109                0  --
Garrett A. Sullivan.....................          120,000 (9)(11)   *           120,000                0  --
Kay E. Langsford........................            5,000 (9)       *             5,000                0  --
Andrew Werdeman.........................            2,000 (9)       *             2,000                0  --
Phillip Tranbarger......................            5,000 (9)       *             5,000                0  --
John Beasley............................           10,503 (12)      *            10,503                0  --
J. Alexander Securities, Inc............            1,000 (13)      *             1,000                0  --
North American Corporate Consultants....              500 (13)      *               500                0  --
Reovest, Inc............................              121 (13)      *               121                0  --
Hayden, Buczeck & Associates............            8,000 (13)      *             8,000                0  --
Merra, Kanakis, Creme & Mellor, P.C.....              940 (13)      *               940                0  --
The Bay Group...........................          243,265 (13)      2.75%       193,265           50,000  --
Ira Miller & Co.........................           62,500 (13)      *            62,500                0  --
Scott Kelly.............................           12,500 (13)      *            12,500                0  --
Vincent F. & Kim N. Lo Castro, Joint
  Tenants...............................          550,000 (14)      3.38%       550,000                0  --
The Bruce Reale Revocable Trust dated
  8/1/90,  Bruce Reale & The Reale
  Family Limited Partnership............        1,932,966 (15)     11.87%     1,256,240          676,726 4.16%
Scott R. Silverman......................          101,240 (16)      *           101,240                0  --
David A. Loppert........................          100,000 (17)      *           100,000                0  --
Marc Sherman............................          543,508 (18)      3.34%         9,990          533,518 3.28%
Daniel E. Penni.........................           81,865 (19)      *            45,000           38,865  --
Angela M. Sullivan......................            5,000 (20)(21)  *             5,000                0  --
Arthur F. Noterman......................            5,000 (20)      *             5,000                0  --
Capital Alliance Corp...................           94,167 (22)      *            94,167                0  --
Rigo Felix..............................            6,726 (23)      *             6,726                0  --
Great Bay Technology, Inc...............        1,007,000 (24)    6.18%         600,000          407,000 4.59%
Gary A. Gray............................          140,000 (25)      *           100,000           40,000  --
Atkisson, Carter & Akers................          200,000 (26)      1.23%       200,000                0  --
Dominick & Dominick.....................          250,000 (27)      1.23%       250,000                0  --

                           Total........       10,602,625                     8,858,516        1,746,109
                                               ==========                     =========        =========

-----------------

*      Represents ownership of less than one percent.

(1) Represents shares of Common Stock received pursuant to the Company's acquisition of an 80% interest in Advanced Telecommunications, Inc., effective as of April 1, 1997.

(2) Represents shares of Common Stock received pursuant to the Company's acquisition of a 100% interest in DLS Service Corporation, effective as of July 1, 1997.

(3) Represents shares of Common Stock received pursuant to the Company's acquisition of a 100% interest in Intermatica, Inc., effective as of June 30, 1997.

(4) Represents shares of Common Stock received pursuant to the Company's acquisition of an 80% interest in Signal Processors, Ltd., effective as of April 1, 1997.

                                       8

(5) Represents shares of Common Stock for acting as a broker in the Company's acquisition of Signal Processors, Ltd.

(6) Represents shares of Common Stock received pursuant to the Company's acquisition of an 80% interest in STC Netcom, Inc., effective as of July 1, 1997.

(7) Represents shares of Common Stock for acting as a broker in the Company's acquisition of STC Netcom, Inc.

(8) Represents shares of Common Stock issued as a bonus on March 3, 1997. Ms. Clement is an employee of a subsidiary of the Company.

(9) Represents shares of Common Stock issued as a bonus to certain employees of the Company or its subsidiaries on January 11, 1996.

(10) Represents (a) 50,000 shares of Common Stock issued as a bonus to certain employees of the Company or its subsidiaries on January 11, 1996 and (b) 48,109 shares of Common Stock received pursuant to an employment agreement between the Company and Mr. Sullivan. Mr. Sullivan is Chairman of the Board and Chief Executive Officer of the Company. Pursuant to the terms of the Employment Agreement, Mr. Sullivan elected to receive his compensation for the employment year beginning June 1, 1997 paid in shares of the Company's common stock. Mr. Sullivan and his wife, Angela M. Sullivan, are the controlling shareholders of The Bay Group, and Mr. Sullivan, Angela M. Sullivan and Stephanie Sullivan are the controlling shareholders of Great Bay Technology, Inc.

(11) Includes 100,000 shares issuable on exercise (at a purchase price of $3.00 per share) of Class N Warrants issued to Mr. Sullivan in 1997, in consideration for his agreement to exercise certain previously-issued warrants.

(12) Represents shares of Common Stock received pursuant to an Employment Agreement between the Company, its subsidiary, Atlantic Systems, Inc., and Mr. Beasley. Mr. Beasley is an employee of Atlantic Systems, Inc.

(13) Represents shares of Common Stock received in consideration for services rendered to the Company. The Bay Group is owned by Richard J. Sullivan, Chairman and Chief Executive Officer of the Company, and Angela M. Sullivan, a Director of the Company.

(14) Represents 650,000 shares of Common Stock received in exchange for 48,000 shares of the Company's Redeemable Preferred Stock. Shortly after receiving the shares of Common Stock, Mr. & Mrs. Lo Castro exchanged 100,000 of these restricted shares of Common Stock for 100,000 shares of registered Common Stock with The Reale Family Limited Partnership (see 15 below).

(15) Represents (a) 1,326,726 shares owned by The Bruce Reale Revocable Trust dated 8/1/90, (b) 100,000 shares owned by The Reale Family Limited Partnership, (c) 26,240 shares owned by Bruce Reale and (d) 480,000 shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class P Warrants issued to The Bruce Reale Revocable Trust in 1997, in consideration for his agreement to exercise certain previously-issued warrants.

(16) Represents (a) 75,000 restricted shares of Common Stock purchased from the Company on June 23, 1997 under a note purchase agreement, and (b) 26,240 shares of Common Stock received for acting as a broker in the Company's acquisition of Advanced Telecommunications, Inc. Mr. Silverman is an officer of a subsidiary of the Company.

(17) Represents restricted shares of Common Stock purchased from the Company on May 9, 1997 under a note purchase agreement. Mr. Loppert is Vice President, Treasurer and Chief Financial Officer of the Company.

(18) Represents shares of Common Stock received by Mr. Sherman in connection with an Amendment to Agreement of Sale dated as of September 30, 1997, among the Company, Mr. Sherman and Universal Commodities Corp. ("UCC"). Mr. Sherman is President of UCC, a subsidiary of the Company. Mr. Sherman received 581,818 shares of Common Stock when the Company purchased 80% of UCC. The Company's share registry does not reflect Mr. Sherman as an owner of record of these shares as of September 30, 1997. As of September 30, 1997, Mr. Sherman has represented that he beneficially owns 543,508 shares of Common Stock.

(19) Represents (a) 5,000 shares of Common Stock received for services rendered as a Director of the Company, (b) 30,000 shares for prior services rendered to the Company for the period from 1995 - 1997, and (c) 10,000 shares for the conversion of a loan to the Company.

(20) Represents shares of Common Stock received for services rendered as a Director of the Company.

                                       9

(21) Angela M. Sullivan and Richard J. Sullivan are the controlling shareholders of The Bay Group, and Ms. Sullivan, Richard J. Sullivan and Stephanie Sullivan are the controlling shareholders of Great Bay Technology, Inc. Ms. Sullivan is married to Richard J. Sullivan.

(22) Represents 54,167 shares of Common Stock received in exchange for 4,000 shares of the Company's Redeemable Preferred Stock and 40,000 shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class P Warrants issued to Capital Alliance Corp. in 1997, in consideration for its agreement to exercise certain previously-issued warrants.

(23) Represents 6,726 shares of Common Stock received in exchange for 21,158 shares of common stock in Cra-Tek Company. Effective as of August 1, 1996, the Company purchased 80.1% of the outstanding common shares of Cra-Tek Company and has an option to acquire the remaining 19.9%. The 21,158 shares acquired represents an additional 1.8% of Cra-Tek's outstanding shares.

(24) Includes 100,000 shares issuable on exercise (at a purchase price of $3.00 per share) of Class N Warrants issued to Great Bay Technology Inc. in 1997, in consideration for its agreement to exercise certain previously-issued warrants. Richard J. Sullivan, Angela M. Sullivan and Stephanie Sullivan are the controlling shareholders of Great Bay Technology, Inc.

(25) Represents shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class N Warrants issued to Mr. Gray in 1997, in consideration for his agreement to exercise certain previously-issued warrants.

(26) Represents shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class O Warrants issued to Atkisson, Carter & Akers in 1997 in consideration for investment banking services and assisting the Company in private placements of warrants.

(27) Represents shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class Q Warrants issued to Dominick & Dominick in 1997, in consideration for its agreement to exercise certain previously-issued warrants.


                          DESCRIPTION OF CAPITAL STOCK

     The Company's Certificate of Incorporation authorizes the issuance of up to 40,000,000 shares of Common Stock, and up to 5,000,000 shares of preferred stock (the "Preferred Stock"). The Preferred Stock may be issued from time to time and on such terms as are specified by the Company's Board of Directors, without further authorization from the stockholders of the Company.

     As of September 30, 1997, there were 16,281,849 shares of Common Stock and 9,000 shares of Preferred Stock outstanding, par value $10 per share, redemption value $100 per share.

     As of September 30, 1997, (i) there were outstanding warrants to purchase 2,486,464 shares of Common Stock at a weighted average exercise price of $5.21 per share, and (ii) options held by employees of the Company to purchase 3,216,100 shares of Common Stock at a weighted average exercise price of $4.38 per share. All of the warrants are currently exercisable. Of the outstanding options, 1,355,000 are now exercisable and the rest become exercisable at various times over the next three years. The Shares offered pursuant to this Prospectus include 1,770,000 shares of Common Stock issuable on exercise of outstanding warrants.
                                       10

     The Company's Common Stock trades on the Nasdaq Small-Cap Market under the symbol "ACTC." The following table sets forth the high and low sale prices of the Common Stock as reported by the Nasdaq Small-Cap Market for each of the quarters since the Common Stock began trading on the Nasdaq Small-Cap Market in August 1995.

                                                High           Low
                                                ----           ---
     1995
     ----
     Third Quarter.......................       9             7 1/8
     Fourth Quarter......................       7 1/2         3 5/8

     1996
     ----
     First Quarter.......................       6 7/8         2 3/4
     Second Quarter......................       9 1/8         4
     Third Quarter.......................       7 7/8         3 3/4
     Fourth Quarter......................       7 3/8         4 1/2

     1997
     ----
     First Quarter.......................       5 7/8         4
     Second Quarter......................       4 3/8         2 5/8
     Third Quarter ........................     8 3/4         3 1/16

     On October 9, 1997, the last reported sale price of the Common Stock on the Nasdaq Small-Cap Market was $9.5625. As of September 30, 1997, there were approximately 1,057 shareholders of record of the Common Stock.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the Shares offered hereby in one or more transactions (which may include "block" transactions) on the Nasdaq Small-Cap Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of the Shares for whom they may act as agent or to whom they may sell as principals, or both. The Selling Shareholders and any agents, dealers or underwriters that act in connection with the sale of the Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the Shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

     The Company will receive no portion of the proceeds from the sale of the Shares and will bear all of the costs relating to the registration of this Offering (other than any fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares will be borne by the Selling Shareholders.

                                  LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been audited by Rubin, Brown, Gornstein & Co. LLP, independent public accountants, as indicated in their report with respect thereto, and are included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Company in connection with the sale and distribution of the shares registered hereby**:

     SEC Registration Fee ........................................   $  25,166
     Accounting Fees and Expenses.................................         500 *
     Legal Fees and Expenses......................................      10,000 *
     Miscellaneous Expenses.......................................       2,334 *
                                                                     -----------
                     Total .......................................   $  38,000 *
                                                                     ===========

-------------
*    Estimated
** The Selling Shareholders will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

Item 15.  Indemnification of Directors and Officers.

     Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

     The bylaws of the Company provide that the Company shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Company who has served as a director, officer, employee or agent of the Company or, at the Company's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.

     See Exhibit Index.

Item 17.  Undertakings.

     (a) The undersigned small business issuer hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on October 10, 1997.


                                    APPLIED CELLULAR TECHNOLOGY, INC.

                                    By: /S/ David A. Loppert
                                        ----------------------------------------
                                        David A. Loppert, Vice President,
                                        Treasurer and Chief Financial Officer

                                POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Garrett A. Sullivan and David A. Loppert, and each of them (with full power to each of them to act alone), the true and lawful attorney in fact and agent for the undersigned, to act on behalf of and in the name of the undersigned in connection with this Registration Statement, including the authority to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), and each such person ratifies and confirms all that said attorneys in fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


   Signature                               Title                     Date
   ---------                               -----                     ----
                                  Chairman of the Board of
                                  Directors, Chief Executive
                                  Officer and Secretary
                                  (Principal Executive
/S/ RICHARD J. SULLIVAN           Officer)                      October 10, 1997
--------------------------------
(Richard J. Sullivan)

                                  President and Director
/S/ GARRETT A. SULLIVAN           (Principal Operating Officer) October 10, 1997
--------------------------------
(Garrett A. Sullivan)
                                  Vice President, Treasurer
                                  and Chief Financial Officer
                                  (Principal Accounting
/S/ DAVID A. LOPPERT              Officer)                      October 10, 1997
--------------------------------
(David A. Loppert)


/S/ ANGELA M. SULLIVAN            Director                      October 10, 1997
--------------------------------
(Angela M. Sullivan)


/S/ DANIEL E. PENNI               Director                      October 10, 1997
--------------------------------
(Daniel E. Penni)

/S/ ARTHUR F. NOTERMAN            Director                      October 10, 1997
--------------------------------
(Arthur F. Noterman)

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                                  EXHIBIT INDEX

Exhibit
Number                              Description
-------                             -----------
  4.1       Amended and Restated Articles of Incorporation of the Company *

  4.2 Bylaws of the Company (incorporated herein by reference to Exhibit 3 to the Company's Registration Statement on Form S-1 (File No. 33-79678) filed with the Commission on June 3, 1994

  5.1       Opinion of Bryan Cave LLP regarding the validity of the Common
            Stock *

 23.1       Consent of Rubin, Brown, Gornstein & Co. LLP

 23.2       Consent of Bryan Cave LLP (included in Exhibit 5.1)*

 24.1       Power of Attorney (included in Signature Page)


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*  To be filed by amendment.
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